                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                             DEVRY INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

September 23, 2000

Dear Stockholder:

    On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your Company's Annual Meeting of Stockholders at 10:30 a.m., Tuesday, November 14, 2000, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois.

    We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the growth of DeVry during the last fiscal year. DeVry's performance is also discussed in the enclosed 2000 Annual Report to stockholders, which we think you will find to be interesting reading.

    We strongly encourage you to attend the meeting to represent your shares. Whether or not you plan to attend in person, please mark, sign, date and return your proxy card promptly. Proxy cards may be retrieved immediately prior to the meeting if you would like to vote in person.

    We look forward to greeting you at the meeting.

    Thank you.

                                          Sincerely,

                                          /s/ Dennis J. Keller

                                          Dennis J. Keller
                                          CHAIRMAN OF THE BOARD

                                   DEVRY INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 14, 2000

    You are cordially invited to attend the Annual Meeting of Stockholders of DeVry Inc. at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois on Tuesday, November 14, 2000, at 10:30 a.m. Central Standard Time, for the following purposes:

        (1) To elect four Directors to serve as Class III Directors to serve until the 2003 Annual Meeting of Stockholders;

        (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the current fiscal year; and

        (3) To consider such other business as may properly come before the meeting or any adjournment thereof.

    You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2000.

    The Board of Directors has fixed a record date of September 15, 2000. Only stockholders of record on that date are entitled to notice of, and to vote at, the meeting. The principal office of the Company is situated at One Tower Lane, Suite 1000, Oakbrook Terrace, Illinois 60181.

    All stockholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided for that proxy. Postage is not required for mailing in the United States. Upon request, the Company will reimburse stockholders for the cost of mailing proxy cards from outside the United States. You may attend the meeting and vote in person even if you have returned a proxy.

                                               MARILYNN J. CASON
                                               SECRETARY

Oakbrook Terrace, Illinois
September 25, 2000

                                PROXY STATEMENT

               ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 14, 2000

    The Board of Directors of DeVry Inc. (the "Company") is sending you this Proxy Statement and the accompanying proxy card in connection with its solicitation of proxies to be voted at the Company's Annual Meeting of Stockholders to be held on November 14, 2000, and any adjournment thereof. This Proxy Statement and accompanying proxy are first being sent to stockholders on or about September 27, 2000. The solicitation of proxies gives all stockholders an opportunity to vote. Your shares can be voted only if you are present or represented by proxy at the meeting.

    When you have marked, signed, dated and returned your proxy card, the Proxy Committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please indicate your choices by marking the boxes on the enclosed card. If you sign, date and return your proxy card to us without choices for each proposal, the Proxy Committee will vote your shares on the unmarked proposals as recommended by the Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner regarding a particular matter and such named entity does not possess or choose to exercise discretionary authority with respect thereto) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Anyone giving a proxy may revoke it at any time before the proxy is voted at the meeting by: (1) notifying the Company in writing that the proxy has been revoked; (2) executing a later-dated proxy; or (3) voting in person at the meeting. The election of Directors and the ratification of the appointment of the independent public accountants will each require the affirmative vote of a majority of the shares of Common Stock of the Company present or represented at the meeting.

    If you are a Company employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the Profit Sharing Retirement Plan's DeVry Stock Fund, the accompanying proxy card, when returned properly signed, will serve as direction to the Custodian of the Stock Purchase Plan or the Trustee of the Stock Fund to vote the shares held in the Stock Purchase Plan and/or the Stock Fund, respectively, for your account in accordance with your direction. If you return a proxy card without indicating your voting preference, the shares represented by your proxy card will be voted in the same proportion as shares timely voted by proxies returned.

    The Company will bear the expense of soliciting proxies. The solicitation initially will be made by mail but also may be made by Company employees by telephone, electronic means or personal contact.

    The Company will reimburse all stockholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings.

    As of September 15, 2000, the Company had 69,676,601 shares of Common Stock ($0.01 par value) outstanding. Stockholders are entitled to one vote per share owned on the record date.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than twelve Directors, as determined from time to time by resolution of the Board, that is divided into three classes of Directors serving staggered three-year terms. The Board has set the number of Directors at eleven. The members of Class III, whose terms of office expire in 2000, are Charles A. Bowsher, Robert C. McCormack, Julie A. McGee and Ronald L. Taylor, all of whom have been nominated to stand for election as Directors at the 2000 meeting to hold office until 2003 or until their respective successors are elected and qualified. All of the nominees have served as Directors since the last annual meeting.

    It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of the persons listed below as Class III Directors for a three-year term unless otherwise specified in such proxy. A proxy cannot be voted for more than four persons. In the event any one or more of such nominees shall be unable to serve as Director, votes will be cast pursuant to the authority granted in the enclosed proxy for such person or persons as may be designated by the Board of Directors. The Board has no reason to believe that any nominee will become unavailable for election.

    The nominees for election as Directors are listed below, along with brief statements setting forth their current principal occupations, business experience and other information, including directorships in other public companies.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                    NOMINEES

                         CLASS III - TERM EXPIRES 2003

CHARLES A. BOWSHER, age 69

    Mr. Bowsher has been a Director of the Company since February 1997. In 1996 Mr. Bowsher completed a 15-year term as Comptroller General of the United States and head of the General Accounting Office. Prior to that he was affiliated with Arthur Andersen and Co. for 25 years, except for a four-year period when he served as Assistant Secretary of the Navy for Financial Management. Mr. Bowsher is also a director of American Express Bank, National Steel Corporation and Newport News Shipbuilding.

ROBERT C. MCCORMACK, age 61

    Mr. McCormack has been a Director of the Company since 1995. He is a founding partner of Trident Capital, Inc., a private equity firm established in 1993 to invest in information and business service companies. From 1990 to 1993 Mr. McCormack was the Assistant Secretary and Comptroller of the Navy, prior to which time he served for 2 1/2 years in various positions on the staff of the Secretary of Defense. Mr. McCormack spent 20 years in investment banking with Dillon, Read & Co. Inc. and Morgan Stanley & Co. Incorporated before his government service. He is also a director of Illinois Tool Works, Inc., MapQuest.com, Inc. and Northern Trust Corp.

JULIE A. MCGEE, age 58

    Ms. McGee has been a Director of the Company since 1994. From 1991 to 1994 she was President of McDougal, Littell & Co. Upon its acquisition by Houghton Mifflin in 1994, she also became Executive Vice President, Houghton Mifflin. Houghton Mifflin publishes print and electronic materials for elementary and secondary schools and colleges and references for the office automation and microcomputer markets, as well as fiction and nonfiction literature. Ms. McGee began her career at McDougal Littell in 1988 as an editorial director. From 1986 to 1988 she held management positions at Ligature, Inc., prior to which she was for three years Director of Marketing and Software Development for a division of Tandy Corporation.

RONALD L. TAYLOR, age 57

    Mr. Taylor has been a Director, President and Chief Operating Officer of the Company since 1987. In 1973 Mr. Taylor co-founded Keller Graduate School of Management, Inc. ("KGSM") and was from 1973 to 1981 its Chief Operating Officer and from 1981 to 1987 its President and Chief Operating Officer.

                              INCUMBENT DIRECTORS

                          CLASS I - TERM EXPIRES 2001

EWEN M. AKIN, age 70

    Dr. Akin has been a Director of the Company since February 1997. He was President of Kennedy-King College in Chicago from 1976 to 1986 and President of Malcolm X College in Chicago from 1973 to 1976. From 1970 to 1973 he was Vice President for Academic Affairs at Kennedy-King College, prior to which time he was a member of the physics faculty there.

THURSTON E. MANNING, age 74

    Dr. Manning has been a Director of the Company since 1990. He was President of the Council on Post-secondary Accreditation from 1987 until July 1991, prior to which time he was for 12 years Executive Director of the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools. Since 1991, Dr. Manning has been a self-employed consultant.

HUGO J. MELVOIN, age 71

    Mr. Melvoin has been a Director of the Company since 1987. He was a founding stockholder and director of KGSM. A practicing attorney since 1953, Mr. Melvoin was a partner in the Chicago law firm of Mayer, Brown & Platt from 1960 to 1981. He retired in 1999 from the law firm of Hugo Melvoin, P.C.

                          CLASS II - TERM EXPIRES 2002

DAVID S. BROWN, age 59

    Mr. Brown has been a Director of the Company since 1987 and was a founding stockholder and director of KGSM. Mr. Brown, a practicing attorney, was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel.

DENNIS J. KELLER, age 59

    Mr. Keller has been Chairman of the Board and Chief Executive Officer of the Company since 1987. Mr. Keller co-founded KGSM and was from 1973 to August 1987 its Chairman of the Board and Chief Executive Officer. He is also a director of NICOR, Inc.

ROBERT E. KING, age 65

    Mr. King has been a Director of the Company since 1987. He is Chairman of Salt Creek Ventures, a private equity firm. From 1983 through 1994, Mr. King was Chairman and Chief Executive Officer of the Newtrend Group, a software and computer services company. He was President and Chief Executive Officer of DELTAK, Inc., a video publisher, from 1971 to 1982.

FREDERICK A. KREHBIEL, age 59

    Mr. Krehbiel has been a Director of the Company since 1996. Employed since 1965 by Molex Incorporated, an electronic component manufacturer, he served as CEO from 1988 to 1999 and as Chairman from 1993 to 1999. Since July 1999,
Mr. Krehbiel has served as Co-Chairman and Co-CEO. Mr. Krehbiel is also a director of Tellabs, Inc., and Northern Trust Corp.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    There were four regular meetings of the Board of Directors during fiscal 2000. During that year all incumbent Directors attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served. The Board has standing nominating, audit, finance and compensation committees.

    Messrs. Keller (Chair), Taylor, King, McCormack and Brown serve as members of the Company's NOMINATING COMMITTEE, which met once during fiscal 2000. The Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Nominating Committee will accept and consider nominations of Directors from stockholders. Such nominations should be sent to the Corporate Secretary, specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating Committee.

    Messrs. Bowsher (Chair), Akin and Brown, and Ms. McGee serve as members of the AUDIT COMMITTEE of the Board of Directors of the Company. The principal duties of the Audit Committee, which met four times during fiscal 2000, include recommending the appointment of the Company's independent public accountants, subject to ratification by the stockholders; review of the scope, approach and results of the annual audits; review of annual and quarterly financial statements; review of the representations of management and the findings and suggestions of the independent public accountants regarding internal control, financial policies and procedures and management's response thereto; monitoring the effectiveness of the Company's internal controls; and review of unusual or significant financial transactions or findings.

    Messrs. McCormack (Chair), Keller, Taylor, King and Brown serve as members of the Company's FINANCE COMMITTEE, which met once during fiscal 2000. The Committee's principal duties include review and recommendation with respect to the Company's financing policies, including cash flow, capital structure and dividend policy.

    Dr. Manning (Chair) and Messrs. King, Krehbiel and Melvoin serve as members of the COMPENSATION COMMITTEE, which held two meetings in fiscal 2000. The role of the Compensation Committee is to establish and oversee the policies that govern Company compensation and benefit practices and includes review of the salaries of the senior officers of the Company each year and approval of management incentive awards and stock option grants. The report of the Compensation Committee on Executive Compensation appears on pages 10 to 12 of this Proxy Statement.

    Directors are each paid a retainer of $20,000 per annum plus $1,250 for each Board of Directors meeting attended. Additionally, non-employee committee members are paid $500 per committee meeting attended. Also, Directors are eligible to receive options under the Company's 1994 and 1999 Stock Incentive Plans and are currently granted options for 5,250 shares upon election or re-election to the Board. These options vest in 3 annual installments beginning 1 year from the date of election. Directors are reimbursed for any expenditures attendant to Board membership.

    Under the DeVry Inc. Board of Directors' Deferred Compensation Plan each Director may elect to defer all or a portion of such compensation. Any amount so deferred is, at the Director's election, valued as if invested in the Company's Common Stock and/or the average yield on corporate bonds as determined by Mergent Bond Record, and is payable in cash in installments or as a lump-sum on or after termination of services as a Director.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), requires that the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2000, all such persons filed on a timely basis all reports required by Section 10(a) of the Exchange Act, with the following exceptions. James A. Dugan and Raul Valdez-Pages, corporate officers, were late in filing their initial report on Form 3 due to the Company's failure to timely provide them with the necessary forms.

                                STOCK OWNERSHIP

    The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by the Company to own beneficially more that 5% of the Common Stock, (2) each Director of the Company, (3) each nominee for election as Director, (4) each executive officer named in the Summary Compensation Table on page 7 and (5) all Directors and officers of the Company as a group, in each case as of June 30, 2000, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted. All share amounts referred to in this Proxy Statement have been adjusted to reflect the two-for-one stock splits on June 21, 1995, December 18, 1996 and June 19, 1998.

                                                              SHARES                   PERCENTAGE
NAME                                                         OWNED(1)                   OWNERSHIP
----                                                         --------                  ----------
Dennis J. Keller..........................................   9,284,126   (2)              12.9%
Ronald L. Taylor..........................................   2,313,135   (3)               3.2
Ewen M. Akin..............................................       7,164   (4)                 *
Charles A. Bowsher........................................       8,236   (4)(16)             *
David S. Brown............................................     190,500   (5)                 *
Robert E. King............................................     202,480   (5)(6)              *
Frederick A. Krehbiel.....................................      30,350   (7)                 *
Thurston E. Manning.......................................      43,500   (5)                 *
Robert C. McCormack.......................................     848,051   (8)(16)           1.2
Julie A. McGee............................................      31,500   (9)                 *
Hugo J. Melvoin...........................................     138,496   (5)(10)(16)         *
Bruno R. LaCaria..........................................       1,739   (11)                *
Michael J. Laforte, Jr....................................      10,332   (12)                *
O. John Skubiak...........................................     139,857   (13)                *
GeoCapital Corporation....................................   3,634,150   (14)              5.2
Baron Capital, Inc........................................   7,458,300   (15)             10.7
All Directors and Officers as a Group (29 Persons)........  12,738,939                    18.3

------------------------

   * Represents less than 1% of the outstanding Common Stock.

 (1) Calculated pursuant to Rule 13-3(d) of the Exchange Act. Under
     Rule 13-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person.

 (2) Includes 9,512 shares owned by Mr. Keller's wife and 251,250 shares subject to purchase upon the exercise of stock options. Mr. Keller disclaims beneficial ownership of the shares owned by his wife.

 (3) Includes 2,800 shares owned by Mr. Taylor's children and 106,974 shares subject to purchase upon the exercise of stock options. Mr. Taylor disclaims beneficial ownership of the shares owned by his children.

 (4) Includes 7,124 shares subject to purchase upon the exercise of stock options.

 (5) Includes 43,500 shares subject to purchase upon the exercise of stock options.

 (6) Includes 3,340 shares owned by Mr. King's wife and the following shares held by trusts for which Robert E. King is trustee: 51,880 shares of Common Stock held by LaSalle Trust No. 03-630780-9 for Robert E. King, Jr.; 51,880 shares of Common Stock held by LaSalle Trust No. 03-630780-1 for Heather Oakes King; and 51,880 shares of Common Stock held by LaSalle Trust
     No. 03-630770-0 for

     Margaret E. King. The trusts and their respective beneficiaries mentioned in this footnote acquired the shares upon the dissolution of Keltin Partnership. Mr. King disclaims beneficial ownership of the shares owned by his wife and the shares held by trusts.

 (7) Includes 14,250 shares subject to purchase upon the exercise of stock options.

 (8) Includes 24,896 shares held by Northern Trust Company and Robert C. McCormack Trust UA DTD 10-6-67; 760,000 shares contributed to McCormack DV Management Limited Partnership by Mr. McCormack and 762 shares contributed by his wife; 39,238 shares held by his wife; and 15,000 shares subject to purchase upon the exercise of stock options. Mr. McCormack disclaims beneficial ownership of the shares owned or contributed by his wife.

 (9) Includes 31,500 shares subject to purchase upon the exercise of stock options.

 (10) Includes 15,000 shares owned by the Melvoin Foundation.

 (11) Includes 1,500 shares subject to purchase upon the exercise of stock options and 239 shares held in the DeVry Inc. Profit Sharing Retirement Plan.

 (12) Includes 9,620 subject to purchase upon the exercise of stock options and 212 shares held in the DeVry Inc. Profit Sharing Retirement Plan.

 (13) Includes 14,344 shares held in an IRA at Northern Trust Brokerage, 23,200 shares held in an IRA at Northern Trust Brokerage for his wife and 89,034 shares subject to purchase upon the exercise of stock options.

 (14) GeoCapital Corporation, whose address is 767 Fifth Avenue, New York, New York 10153, as of September 15, 2000 had shared voting power and sole investment power as to 3,634,150 shares.

 (15) Baron Capital, Inc. whose address is 450 Park Avenue, New York, New York 10022, as of September 15, 2000 had shared voting and investment power as to 7,458,300 shares.

 (16) Includes shares of phantom Common Stock held in the DeVry Inc. Board of Directors' Deferred Compensation Plan as follows: Mr. Bowsher -- 1,112 shares, Mr. McCormack -- 507 shares and Mr. Melvoin -- 1,068 shares.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                -----------------------------------
                                               ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                                    -----------------------------------------   ------------------------   --------
                                                                                             SECURITIES
                                                                                RESTRICTED   UNDERLYING
NAME AND                                                       OTHER ANNUAL       STOCK       OPTIONS/       LTIP
PRINCIPAL POSITION         YEAR     SALARY(1)   BONUS(1)(2)   COMPENSATION(3)    AWARD(S)    SARS(#)(4)    PAYOUTS
------------------       --------   ---------   -----------   ---------------   ----------   -----------   --------
Dennis J. Keller,          2000     $397,083     $688,939         $ 6,121                      35,500
Chairman and Chief         1999      381,811      687,260          16,630                      31,125
Executive Officer          1998      372,895      652,422           7,524                      51,000

Ronald L. Taylor,          2000      397,083      688,939          10,313                      35,500
President and Chief        1999      381,811      687,260           9,942                      31,125
Operating Officer          1998      372,895      652,422           1,042                      51,000

O. John Skubiak,           2000      183,750      180,000           2,536                      18,000
Senior Vice President      1999      175,000      140,000           1,725                      15,585
                           1998      162,000      125,000           1,750                      24,000

Michael J. LaForte,        2000      182,000      150,000           7,145                      10,000
Senior Vice President      1999      165,000      100,000           5,550                       5,050
                           1998      144,000       50,000           4,674                       4,000

Bruno C. LaCaria,          2000      196,100       50,000           2,646                       2,500
Vice President and         1999      165,111       30,000             814                       2,500
Chief Information          1998
Officer


NAME AND                    ALL OTHER
PRINCIPAL POSITION       COMPENSATION(5)
------------------       ---------------
Dennis J. Keller,            $28,117
Chairman and Chief            15,935
Executive Officer             15,110
Ronald L. Taylor,             21,945
President and Chief           21,618
Operating Officer             19,637
O. John Skubiak,              12,612
Senior Vice President         10,722
                              10,210
Michael J. LaForte,            6,748
Senior Vice President          7,605
                               6,010
Bruno C. LaCaria,              6,560
Vice President and             2,769
Chief Information
Officer

------------------------------

(1) Mr. Keller elected to defer 2% of his salary during fiscal years 2000 and 2001 and 2% of his fiscal year 2000 bonus; Mr. Taylor elected to defer 2% of his fiscal year 2001 salary; Mr. LaForte elected to defer 20% of his fiscal year 2000 bonus; and Mr. LaCaria elected to defer 28% of his fiscal year 2000 salary and 100% of his fiscal year 2000 bonus. For a description of the DeVry Inc. Deferred Compensation Plan, under which all of the above deferrals were effected, see "Compensation Committee Report on Executive Compensation" on page 10.

(2) Amount includes bonuses earned in fiscal year 2000 and paid in fiscal year 2001.

(3) During the covered fiscal years no executive officer named in the table received any other annual compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for him in the two preceding columns.

(4) Options to acquire shares of Common Stock.

(5) These amounts represent the Company's contributions to its Profit Sharing Retirement Plan and the dollar value of insurance premiums paid by the Company with respect to term life insurance and supplemental health insurance for the benefit of the named executive officers. Under its group life insurance plan the Company provides life insurance to all employees in the amount of their annual salary up to $500,000. The following premiums were paid: Mr. Keller, $4,645; Mr. Taylor, $12,025; Mr. Skubiak, $2,692; Mr. LaForte, $188; and Mr. LaCaria, none.

    EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements having substantially identical terms with Dennis J. Keller and Ronald L. Taylor (each an "Executive"). Each agreement provides for an initial base salary, annual salary increases and annual bonuses for an initial term of employment ending on June 30, 1993, which thereafter continues until either the Executive or the Company provides the other with at least 150 days' notice. Each employment agreement provides that it may be terminated by the Company upon (1) the death of the Executive, (2) the physical or mental disability of the Executive which prevents him from performing his duties for a continuous period of 180 days or (3) for cause (as defined in the employment agreement). The Executive may terminate the agreement if (1) he is not accorded the authority, duties, obligations and prerogatives set forth in the agreement; (2) such authority, duties, obligations or prerogatives are materially or substantially reduced; (3) he is not paid or reimbursed amounts due him under the agreement or
(4) the Company fails to observe its obligations under the agreement. In the event the Company terminates the agreement or fails to continue or renew the agreement or the Executive terminates the agreement for any reason stated in the preceding sentence, the Executive is entitled to severance payments.

    The following table provides information about options granted to the named executive officers during fiscal 2000 under the Company's 1991 Stock Incentive Plan and the 1994 Stock Incentive Plan. Under these plans, the Board of Directors (1991 Plan) or the Plan Committee (1994 Plan) determines the Directors or key employees eligible to participate and the number of shares to be granted (subject to Compensation Committee approval of employee grants of non-qualified and/or incentive stock options) and the prices at which and periods during which such options may be exercised (typically 5-year vesting for employees and 3-year vesting for Directors, and a 10-year exercise period). In no case may the exercise price be less than 100% of fair market value on the date of grant or the period of exercise be longer than 10 years from the date of grant. The plans do not limit the number of options that may be granted to any participant or the number of individuals who may participate, and additional options may be granted to previous recipients of options.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                                             -----------------                                 VALUE AT ASSUMED
                               NUMBER OF        % OF TOTAL                                   ANNUAL RATES OF STOCK
                               SECURITIES      OPTIONS/SARS                                 PRICE APPRECIATION FOR
                               UNDERLYING       GRANTED TO       EXERCISE OR                      OPTION TERM
                              OPTIONS/SARS     EMPLOYEES IN      BASE PRICE    EXPIRATION   -----------------------
NAME                          GRANTED (#)       FISCAL YEAR        ($/SH)         DATE       5% ($)       10% ($)
----                          ------------   -----------------   -----------   ----------   ---------   -----------
Dennis J. Keller............     35,000              15%           $21.2188     8/17/09     $467,053    $1,183,605
Dennis J. Keller............        500             .21%            24.0000      7/1/09        7,546        19,124
Ronald L. Taylor............     35,000              15%            21.2188     8/17/09      467,053     1,183,605
Ronald L. Taylor............        500             .21%            24.0000      7/1/09        7,546        19,124
O. John Skubiak.............     18,000             7.6%            21.2188     8/17/09      240,199       608,711
Michael J. LaForte, Jr......     10,000             4.2%            21.2188     8/18/09      133,443       338,173
Bruno R. LaCaria............      2,500             1.0%            21.2188     8/10/09       33,360        84,543

    The following table provides information about options exercised by the named executive officers during fiscal 2000 and the number and value of options held at the end of fiscal 2000, many of which are not yet exercisable. The Company does not have any stock appreciation rights outstanding.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF            VALUE OF
                                                                           SECURITIES           UNEXERCISED
                                                                           UNDERLYING          IN-THE-MONEY
                                                                         OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                           FY-END (#)          FY-END ($)(1)
                                             SHARES                      ---------------   ---------------------
                                           ACQUIRED ON       VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                      EXERCISE (#)    REALIZED ($)    UNEXERCISABLE        UNEXERCISABLE
----                                      -------------   ------------   ---------------   ---------------------
Dennis J. Keller........................          --               --    209,625/118,000   $4,174,157/1,109,184
Ronald L. Taylor........................      97,876       $1,482,768    65,349/118,000      876,388/1,109,184
O. John Skubiak.........................          --               --     69,517/56,868      1,311,493/520,809
Michael J. LaForte, Jr..................          --               --     5,010/18,040        58,967/121,431
Bruno R. LaCaria........................          --               --       500/4,500          3,312/26,296

--------------------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on June 30, 2000, and the exercise price of the option.

    PROFIT SHARING RETIREMENT PLAN. Employees of the Company and its subsidiaries who have 30 days or more of service with the Company participate in the 401(k) component of the DeVry Inc. Profit Sharing Retirement Plan (the "Profit Sharing Retirement Plan"), which as of June 30, 2000, covered 2,739 of the Company's employees, including 323 former employees. Under the Profit Sharing Retirement Plan, employees share in the success and profitability of the Company through a combination of Company matching and discretionary contributions to its eligible employees. Regular full-time employees and regular part-time employees who complete 1,000 hours of service during a Profit Sharing Retirement Plan Year (July 1 - June 30) are automatically enrolled in the Profit Sharing Retirement Plan following their completion of one year of service to the Company. Eligible employees may choose to open a 401(k) account and contribute from 1% to 15% of their annual eligible compensation. To those employees contributing 1% to a 401(k) account, the Company makes a matching contribution of 1% of their total annual eligible compensation (including salary, overtime pay and bonuses); to those employees contributing 2% or more, the Company makes a matching contribution of 2% of their total annual eligible compensation. Allocations of the Company's discretionary profit sharing contribution under a formula based on salary and seniority are made to eligible employees who have completed one year of service as of the last day of any Profit Sharing Retirement Plan year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    To Our Stockholders:

    The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the combined efforts of all employees working toward common objectives. The Company seeks to achieve these objectives through teamwork that is focused on meeting the expectations of its customers (students and their employers) and its stockholders.

    The Compensation Committee has the responsibility, with respect to the Company's executive officers, to implement that philosophy in a manner that will align executive compensation with the business objectives and performance of the Company and will also enable the Company to attract, retain and motivate executive officers to ensure its long-term success. To that end, the Committee evaluates the performance of the Chairman and Chief Executive Officer ("CEO") and of the President and Chief Operating Officer ("COO"), reviews with senior management the performance of executive officers generally and, respectively, determines or reviews recommendations for their compensation levels in terms of salaries, bonuses and related benefits.

    Under the current program, there are three components to the compensation of executive officers: salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considers the total compensation of each executive, including the CEO and the COO, in establishing the elements of executive compensation. The current compensation of the CEO and the COO (who are deemed jointly and equally responsible for the success of the Company and are therefore compensated equally), as well as the compensation of all other executives, reflects another year of superior Company results. (In fiscal year 2000, DeVry's revenues increased by 20%, its net income by 23% and its earnings per share by 24% over the previous year.)

SALARY

    In its annual review of the salaries of each of the Company's executives, the Compensation Committee considers, among other factors, the responsibilities and individual performance (both in the current year and over time) of the executive, the Company's performance and the performance of the executive's business unit. Salaries at companies of comparable size, with whom the Company must compete for talent, are also considered.

    With respect to the CEO and the COO, the Committee's policy is to provide total cash compensation that represents salary reasonable in amount and additional compensation determined by stockholder returns. To that end, the Compensation Committee's practice is to limit CEO and COO salary increases to the percentage established by the Company as the pool amount for salary increases for all employees (from 4% to 4 1/2% in recent years, and 4% for the fiscal year 2000). As a result, the salary portion of their total compensation is approximately 35%-45%, retaining annual incentive compensation, with its focus on long-term growth in earnings per share, as the primary compensation vehicle.

ANNUAL INCENTIVE COMPENSATION

    Annual incentive compensation for executive officers other than the CEO and the COO consists of discretionary cash bonuses awarded annually to executives (and certain other management employees) based on the achievement of certain Company targets and personal objectives. These bonuses are the primary vehicle for recognizing and rewarding accomplishments in a given year. The specific bonus an executive receives is dependent on individual performance and level of responsibility.

    The Compensation Committee has adopted the premise that long-term growth in earnings is the single best proxy for stockholder interests. The annual incentive compensation program for the CEO and the COO, which is based primarily on a growth in earnings per share bonus program, has been designed to that end. Under the program, the Company's growth in earnings per share over the most recent five years determines approximately two-thirds of the bonus amount, and current year growth in earnings per share determines approximately one-third. No annual incentive bonus will be paid under this program if both five-year and annual earnings per share growth is 5% or less. Additionally, the earnings per share growth bonus factor has been capped at 25% because the Compensation Committee believes that, in the Company's industry, it is difficult to sustain annual earnings per share growth at a rate greater than 25% while meeting the needs of customers without some degradation in quality. The Committee may, however, recognize or provide additional objectives for the Company and tie other cash awards to the achievement of those objectives and recommend approval of such to the Board of Directors. The Company's steady and substantial growth in earnings per share under the leadership of the CEO and the COO (approximately 25% per year from 1993 to 2000) has resulted in substantial growth in their compensation, which the Committee believes is appropriate and in keeping with the total compensation paid by comparable companies of similar size.

LONG-TERM INCENTIVE COMPENSATION

    Stock options are used as the primary long-term incentive vehicle. Options provide executives and other key employees with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation in value of its Common Stock. To assure that the value of every stockholder's interest must appreciate before the option holder receives any benefit from the option, options have been granted at no less than the fair market value of the Company's Common Stock on the date of grant. Additionally, options are generally granted with a 5-year vesting period and a 10-year exercise period so as to encourage executives and others to take a longer-term view of their individual contributions to the Company. The Compensation Committee believes that stock options are an important tool to align the interests of management and stockholders. The CEO, the COO, the three other named executive officers and certain other executive officers were among the 233 Company employees granted stock options based on their superior performance during fiscal year 2000.

    DEFERRED COMPENSATION PLAN. In August 1999, the Committee approved another component of DeVry's executive compensation program, the DeVry Inc. Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to executive officers and certain other members of DeVry management, and enables such individuals to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, participants are entitled to defer compensation until termination of service with DeVry or other specified dates. Participants may elect to have their deferred amounts credited with earnings based on various investment choices made available by the Committee for this purpose. Participants' dependents are also eligible to receive a pre-retirement death benefit. The purpose of this Deferred Plan is to encourage participants to remain in the service of DeVry as benefits of the Deferred Plan increase over time.

    The salary, annual incentive compensation and long-term incentive compensation paid by the Company to the CEO, the COO and the three other named executive officers of the Company in fiscal 2000 is set forth on page 7. The Compensation Committee believes that the executive officers of the Company continue to be dedicated to increasing stockholder value and that the Committee's compensation policies contribute to this focus.

    The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation paid to the executive officers named in the Summary Compensation Table will limit the deductibility of such compensation expected to be paid by the Company. Although the Board of Directors currently intends for all compensation to be tax deductible to the Company, the Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

    This Compensation Committee report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and is not otherwise to be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE

                                          Thurston E. Manning, Chairman
                                          Robert E. King
                                          Frederick A. Krehbiel
                                          Hugo J. Melvoin

                              CERTAIN TRANSACTIONS

    For the fiscal year 2000 the Company paid The Revere Group, an information systems consulting organization, $1,360,000 for consulting services. Robert C. McCormack, one of the Company's Directors, is also a director of The Revere Group, and Trident Capital, Inc., of which Mr. McCormack is a founding partner, is an investor in The Revere Group.

    During the same fiscal year, DeVry purchased $755,000 in college textbooks from Houghton Mifflin Company. Julie A. McGee, a Company Director, is Executive Vice President of Houghton Mifflin Company.

    Management believes that these transactions and any relationships during fiscal 2000 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

PERFORMANCE GRAPH

    The following graph and chart compare the total cumulative return (assuming dividend reinvestment) on the Company's Common Stock during the period from June 30, 1995 through June 30, 2000 with the cumulative return on the NYSE Stock Market Index (U.S. Companies), and an industry group index. This graph demonstrates the markets' support of the Company's strong financial performance, as the return on the Company's Common Stock has significantly outperformed both the general market as represented by the NYSE index, and the industry as represented by the industry group.

           COMPARISON OF CUMULATIVE TOTAL RETURN SINCE JUNE 30, 1995
                      AMONG DEVRY INC., NYSE MARKET INDEX,
                            AND INDUSTRY GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                JUNE 30
                                   1995   1996     1997   1998   1999   2000
DeVry Inc.                        100.0  225.0    270.0  438.8  447.5  528.8
NYSE Market Index-U.S. Companies  100.0  126.0    165.0  211.6  242.7  242.9
Industry Group Index              100.0  171.9    239.3  286.4  228.9  232.5

                                                                                JUNE 30
                                                    ---------------------------------------------------------------
                                                      1995       1996       1997       1998       1999       2000
                                                    --------   --------   --------   --------   --------   --------
DeVry Inc.........................................   100.0      225.0      270.0      438.8      447.5      528.8
NYSE Market Index -- U.S. Companies...............   100.0      126.0      165.0      211.6      242.7      242.9
Industry Group Index..............................   100.0      171.9      239.3      286.4      228.9      232.5

    Data for this graph was prepared by The University of Chicago Graduate School of Business -- Center for Research in Security Prices.

    Assumes $100 was invested on June 30, 1995 in DeVry Inc. Common Stock, the NYSE Stock Market Index (U.S. Companies) and the Industry Group(1), and that all dividends were reinvested.

------------------------

(1) The Industry Group consists of the following companies selected on the basis of the similarity in the nature of their business: Apollo Group, Inc., Argosy Education Group, Inc., Berlitz International, Inc., Career Education Corp., Computer Learning Centers, Inc., Corinthian Colleges, Inc., Education Management Corp., EduTrek International, Inc., Flightsafety
    International, Inc., ITT Educational Services, Inc., Learning Tree International, Inc., Quest Education Corp., Strayer Education, Inc., Sylvan Learning Systems, Inc., TesseracT Group, Inc. and Whitman Education Group, Inc. The Company believes that, including itself, these companies represent the majority of the market value of publicly traded companies whose primary business is education.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent public accountants, as independent public accountants for the Company and its subsidiaries for fiscal year 2001. The Board of Directors recommends to the stockholders that the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent public accountants will be reconsidered by the Audit Committee and the Board of Directors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                  STOCKHOLDER PROPOSALS -- 2001 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company no later than May 30, 2001, to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting.

                                 OTHER BUSINESS

    The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the Proxy Committee will vote and act according to their best judgment.

                                          By Order of the Board of Directors

                                          Marilynn J. Cason
                                          SECRETARY

                                 DEVRY INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                              ]



1. ELECTION OF DIRECTORS:                    FOR      WITHHOLD         FOR (Except Nominee(s) written below)
                                             ALL         ALL           ALL
   NOMINEES: CLASS III (2003) --
             01-Charles A. Bowsher,          / /         / /            / /
             02-Robert C. McCormack,                                             ----------------------------
             03-Julie A. McGee, and
             04-Ronald L. Taylor
                                             FOR         AGAINST     ABSTAIN
2. Ratification of selection of              / /          / /          / /
   PricewaterhouseCoopers LLP as
   Independent Public Accountants.


                                            Dated:______________________, 2000

                                           Signature(s) _____________________

                                           __________________________________
                                           Please date and sign above exactly
                                           as your name(s) appears hereon.
                                           Joint owners should all sign. When
                                           signing in a representative capacity
                                           (such as for an estate, trust,
                                           corporation or partnership) please
                                           indicate title or capacity.

--------------------------------------------------------------------------------
                     TRIANGLE  FOLD AND DETACH HERE  TRIANGLE

                              YOUR VOTE IS IMPORTANT!

                      PLEASE SIGN, DATE AND RETURN PROMPTLY
                           IN ENCLOSED PREPAID ENVELOPE.

PROXY                                                                     PROXY
                                   DEVRY INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Marilynn J. Cason and Norman M. Levine as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVRY INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, November 14, 2000 at 10:30 a.m. Central Standard Time at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, and all adjournments thereof.

The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Proposals 1 and 2.

The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

     PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED PREPAID ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

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